CORRECTED

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

WEIGHT LOSS FOREVER INTERNATIONAL, INC.

The undersigned being the President and Secretary of Weight Loss Forever International, Inc., a Nevada Corporation, hereby certify that by unanimous vote of the Board of Directors obtained on May 13, 2004, and a majority vote of the stockholders obtained on May 17, 2004, it was voted that this Certificate of Amendment of Articles of Incorporation be filed.

FIRST: The undersigned certify that ARTICLE “ONE” of the Articles of Incorporation, originally filed on May 9, 1996, and as amended, are amended to read as follows:

“The name of the Corporation is Beverly Hills Weight Loss and Wellness, Inc.”

SECOND: The undersigned certify that ARTICLE “FOUR” of the Articles of Incorporation are amended to read as follows:

“The capital stock of the Corporation shall consist of 500,000,000 shares of Common Stock, $0.0001 par value and 10,000,000 shares of preferred stock, $0.0001 par value.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Nevada. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”
The effective date of this Certificate shall be July 8, 2004.

The undersigned hereby certify that they have on this 25th day of June, 2004 executed this Certificate amending the Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

John Martin, President

Byron Rambo, Secretary